Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”) and Robert B. Wallace (“Employee”) effective as of May 7, 2014 (the “Effective Date”).

1.                                      Employment.  During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Vice President, Finance and Corporate Development of the Company and in such other position or positions as may be assigned by the Board of Directors (the “Board”) of the Company from time to time.

2.                                      Duties and Responsibilities of Employee.

(a)                                 During the Employment Period (as defined below), except as otherwise may be provided in this Agreement, Employee shall devote Employee’s full business time, attention and reasonable best efforts to the business of the Company and, as applicable, its subsidiaries (the Company and its subsidiaries are collectively referred to herein as the “Company Group”), as may be requested by the Board from time to time.  Employee’s duties will include those lawful duties normally incidental to the position(s) identified in Section 1, as well as such additional lawful duties as may be reasonably assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company, and which are customary for similarly situated executives of public companies with duties similar to those assigned to Employee.  Employee may, without violating this Agreement, (i) as a passive investment, own less than five percent (5%) of the publicly traded securities of any entity in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned, provided that Employee is not a controlling person of, a member of a group that controls, such entity; (ii) engage in charitable and civic activities or, with the prior written approval of the Board, which approval will not be unreasonably withheld, conditioned or delayed, on for-profit company boards; or (iii) engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.  Notwithstanding the immediately preceding sentence, Employee may continue to serve on the boards of the company(ies), if any, listed on the attached Exhibit B.

(b)                                 Employee represents and covenants that Employee is not the subject of or a party to any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, obligation or restriction that would prohibit Employee from executing this Agreement and fully performing Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c)                                  Employee acknowledges and agrees that Employee owes the Company Group fiduciary duties and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company Group under common law.

(d)                                 Employee acknowledges and agrees that the Company’s principal offices are currently located in Calgary, Alberta and that significant travel will be required in the course of Employee’s employment hereunder, including to Calgary, Alberta and such other locations that the Board determines to be appropriate from time to time.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, the Company shall pay to Employee an annualized base salary of $257,680 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.  The Base Salary may be reviewed and adjusted from time to time by the Board in accordance with the Board’s normal practice.

(b)                                 Annual Bonus.  Employee shall be eligible for discretionary bonus compensation with a target of 75% of Employee’s Base Salary for each complete fiscal year ending on March 31st that Employee is employed by the Company hereunder (the “Annual Bonus”), to the same extent and on the same terms as other executive employees of the Company.  Employee shall be eligible to receive a discretionary bonus for the 2015 fiscal year (the “2015 Bonus”).  The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board each fiscal year, in its sole discretion, and communicated to Employee within the first 90 days of the applicable fiscal year (the “Bonus Year”); provided that such performance targets for the Bonus Year ending March 31, 2015 shall be communicated to Employee within 60 days after the Effective Date.  Each such Annual Bonus (including the 2015 Bonus), if any, will be paid as soon as administratively feasible after the Board certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than two and a half months following the end of such Bonus Year; provided, however, that if audited financial statements for the Company for a Bonus Year are not completed on or before the 60th day following the end of such Bonus Year, then the Annual Bonus, if any, for such Bonus Year shall be paid within 10 days after the completion of such audited financial statements but in no event shall any such Annual Bonus be paid later than the date that is six months following the end of such Bonus Year.  Notwithstanding anything in this Section 3(b) to the contrary, each Annual Bonus (including the 2015 Bonus), if any, shall not be payable unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus or 2015 Bonus is paid.

(c)                                  Long-Term Incentive Plan.  Employee shall be eligible to receive awards under the Niska Gas Storage Partners LLC 2010 Long-Term Incentive Plan, the Niska Gas Storage Partners LLC Phantom Unit Performance Plan or any other equity compensation plan that may be established by the Company (as applicable, the “LTIP”), as determined in the sole discretion of the Board (or any committee thereof) from time to time, which awards, if any, shall be subject to and governed by the terms and provisions of the LTIP and the award agreements evidencing such awards.  Employee shall be eligible for an LTIP award for the 2015 fiscal year.  The targeted value of such awards, if any, shall be determined in the sole discretion of the Board (or any committee thereof) from time to time.  In exercising its discretion to grant awards under the LTIP, the Board (and any committee thereof) shall not take into account the Class D Units in Niska Holdings L.P. granted to Employee.

4.                                      Term of Employment.  The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than 30 days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable.  Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7.  The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.                                      Business Expenses.  The Company agrees to reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement, provided that Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the earlier of (i) the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee or (ii) 30 days following the Company’s receipt of such documentation).  In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company.  Employee is not permitted to receive a payment in lieu of reimbursement under this Section 5.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), including: (i) no reimbursement or payment of any such expense shall affect Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit; provided, that for purposes of clause (ii) the reimbursement or payment of the expenses shall be on the earlier to occur of the date set forth in this Agreement or the date set forth in clause (ii).

6.                                      Benefits.  Employee shall be eligible to participate in the same benefit plans and programs in which the Company’s executive officers are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.  The Company shall not, however, by reason of this Section 6(a), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7.                                      Termination of Employment.

(a)                                 Company’s Right to Terminate Employee’s Employment for Cause.  The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Employee’s material breach of Sections 2, 9, 10 or 11 of this Agreement or of any other material agreement regarding any compensatory arrangement (including any equity or incentive-based compensation arrangement) with any member of the Company Group or any affiliate thereof;

(ii)                                  Employee’s material breach of (x) any other material written agreement with any member of the Company Group or any affiliate thereof as in effect from time to time; (y) any policy or code of conduct established by a member of the Company Group or any affiliate thereof as in effect from time to time and applicable to similarly situated employees (which includes Employee) pertaining to codes of business conduct, discrimination and harassment, drug and alcohol testing and/or use or workplace violence, in each case, without regard to whether such policy or code of conduct is material; or (z) any other material policy or code of conduct established by a member of the Company Group or any affiliate thereof as in effect from time and applicable to similarly situated employees (which includes Employee);

(iii)                               the commission by Employee of gross negligence, willful misconduct or a breach of fiduciary duty in the performance of Employee’s duties or with respect to any member of the Company Group;

(iv)                              the commission by Employee of fraud, theft or embezzlement, provided that good faith disagreements regarding reimbursable expenses or other expenditures by Employee, or actions involving de minimis amounts, shall not constitute acts of fraud, theft or embezzlement;

(v)                                 the conviction of Employee, or a plea of nolo contendere by Employee, to any felony or state law equivalent or any crime involving moral turpitude; or

(vi)                              Employee’s failure or refusal to perform Employee’s obligations reasonably and lawfully assigned by the Board, as determined by the Board (sitting without Employee, if applicable);

provided, however, that if Employee’s actions or omissions as set forth in Section 7(a)(i), (iii) or (vi) are of such a nature that they may be cured, such actions or omissions must remain uncured 30 days after the Company or the Board has provided Employee written notice of the obligation to cure such actions or omissions, which such notice must be provided by the Board within 30 days of its initial awareness of the occurrence of Employee’s act or omission giving rise to a potential Cause termination pursuant to Section 7(a)(i), (iii) or (vi).

(b)                                 Company’s Right to Terminate for Convenience.  The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)                                  Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     a material diminution in Employee’s Base Salary, which shall be deemed to have occurred if Employee’s Base Salary is reduced by 10% or more;

(ii)                                  a material diminution in Employee’s authority, duties, title or responsibilities from those in effect on the Effective Date;

(iii)                               any action or inaction that constitutes a material breach by the Company of any of its covenants or obligations under this Agreement;

(iv)                              a requirement that Employee be required to report to anyone other than the Company’s Chief Executive Officer or the Board; or

(v)                                 following the establishment of the Company’s Tennessee office, the relocation of the geographic location of Employee’s principal place of employment by more than 50 miles from such Tennessee office; provided, however, that in no event shall the requirement to spend significant time at the Company’s offices in Calgary, Alberta, whether before or after the establishment of the Company’s Tennessee office, be considered a relocation of the geographic location of Employee’s principal place of employment.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii), (iii), (iv) or (v) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within 60 days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice (the “Good Reason Cure Period”); and (D) the date of Employee’s termination of employment must occur within 75 days after the end of the Good Reason Cure Period.

(d)                                 Death or Disability.  Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder, except that Employee shall be entitled to receive all (i) accrued but unpaid Base Salary earned by, but not paid to, Employee prior to Employee’ termination date; (ii) any accrued, but unused, vacation as of Employee’s termination date; (iii) any accrued or owing but not yet paid vested benefits as of Employee’s termination date, in accordance with the governing terms of the plans,  programs and award agreements; and (iv) any amounts owing to Employee for reimbursement of expenses properly incurred by Employee prior to Employee’s termination date (collectively, the “Accrued Benefits”).  Except as otherwise provided under the terms of the applicable benefit plans, programs and award agreements, the Accrued Benefits will be paid within 30 days following Employee’s termination date.  For purposes of this Agreement, a “Disability” shall exist if the physical or mental disability or infirmity qualifies as a long-term disability under the Company’s then applicable long-term disability insurance policy for employees and Employee is eligible to receive benefits under such long-term disability insurance policy, or if no such policy is then in effect or Employee is not eligible for such benefits, Employee is unable to perform the essential functions of Employee’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues for a period in excess of 120 days, whether or not consecutive.  The determination of whether Employee has incurred a Disability will be made in good faith by a qualified, independent physician selected by the Company’s then applicable long-term disability insurance policy carrier and approved by Employee or Employee’s representatives (which approval shall not be unreasonably withheld or delayed).  For purposes of clarity, a Disability does not include the violation of any of the policies of the Company including those listed in Section 7(a)(ii).

(e)                                  Employee’s Right to Terminate for Convenience.  In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon 30 days advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of Employee’s employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).  Employee will be entitled to any Accrued Benefits, and, except as otherwise provided under the terms of the applicable benefit plans, programs and award agreements, the Accrued Benefits will be paid within 30 days following Employee’s termination date.

(f)                                   Effect of Termination.

(i)                                     If Employee’s employment is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c) and Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company (which shall be substantially in the form of release attached hereto as Exhibit A) (the “Release”); and (B) abides by Employee’s continuing obligations under Sections 9, 10 and 11, then the Company shall make severance payments to Employee in a total amount equal to 24 months’ worth of Employee’s Base Salary; provided, that if the Good Reason event is a material diminution in Base Salary, then the Base Salary for this purpose shall be the Base Salary paid to Employee immediately prior to taking into account the material diminution in Base Salary (such total severance payments being referred to collectively as the “Severance Payment”).  Subject to the provisions of this Section 7(f), the Severance Payment shall be paid in substantially equal installments on the

Company’s regularly scheduled payroll dates occurring during the 24-month period following Employee’s termination date.  Except if delay is required pursuant to Section 7(f)(iv), subject to Section 7(f)(v), (A) the payments of the Severance Payment will commence within 60 days after Employee’s termination date, and each successive installment payment will be paid on successive payroll dates thereafter for the remainder of such 24-month period, (B) any payments not paid within 60 days after Employee’s termination date shall be paid in a lump sum on the date that the installment payments commence in accordance with clause (A) of this sentence and (C) to the extent, if any, that the aggregate amount of such installments that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after March 15 of the calendar year following the calendar year in which Employee’s termination date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and such installments payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installments until the aggregate reduction equals such excess).  Employee acknowledges his understanding that if the Release is not timely executed, and the required revocation period has not fully expired, during the allowed time period, Employee shall not be entitled to any portion of the Severance Payment.

(ii)                                  If Employee’s employment is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c) and Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, the Release and (B) abides by Employee’s continuing obligations under Sections 9, 10 and 11, and Employee is eligible for, and timely elects, health care benefit continuation coverage for Employee (and, if applicable, Employee’s spouse and eligible dependents) under a group health plan sponsored by the Company or any member of the Company Group pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then from the date of termination through the 18-month anniversary thereof or such earlier date as provided in this Section 7(f)(iii), the Company shall reimburse, on a monthly basis, Employee for the monthly premium costs paid by Employee for such continuation coverage for himself and his eligible dependents (the “COBRA Continuation Benefit”); provided, however, that notwithstanding any provision of this Section 7(f)(ii) to the contrary, Employee’s rights to the COBRA Continuation Benefit shall terminate at the time Employee becomes eligible to be covered under a group health plan sponsored by another employer (and Employee shall immediately notify Company in the event that Employee and/or Employee’s dependents are so eligible).  The first payment of the COBRA Continuation Benefit, which shall be equal to the aggregate amount of the COBRA Continuation Benefit payable to Employee with respect to monthly premiums paid by Employee in the 60-day period following Employee’s termination date, shall be paid to Employee, except if delay is required pursuant to Section 7(f)(iv),  within 60 days following Employee’s termination date and each remaining payment, if any, of the COBRA Continuation Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date following the date on which each remaining monthly premium is paid.  Employee acknowledges and agrees that it is Employee’s sole responsibility to elect and maintain COBRA coverage and to pay the applicable premiums to be eligible for the COBRA Continuation Benefit or any portion thereof.

(iii)                               If Employee’s employment is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), Employee will be entitled to any Accrued Benefits, and, except as otherwise provided under the terms of the applicable benefit plans, programs and award agreements, the Accrued Benefits will be paid within 30 days following Employee’s termination date.

(iv)                              If the 60-day period referenced in Section 7(f)(i) and (ii) spans two calendar years, then the payments under Section 7(f)(i) and (ii) shall not commence until the second of such calendar years to the extent that such payments constitute deferred compensation subject to the requirements of Section 409A.  Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if Employee is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within 10 days after the end of the six-month period.  If Employee dies during the postponement period prior to the payment of the amounts withheld on account of Section 409A, such withheld amounts shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death.  For purposes of Section 409A, each payment under this Section 7(f) is a separate payment and the right to a series of installment payments under this Section 7(f) shall be treated as a right to a series of separate payments. For purposes of this Agreement, references to Employee’s termination of employment shall mean, and be interpreted in accordance with, Employee’s “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii).

(v)                                 Employee acknowledges Employee’s understanding that if the Release is not timely executed, and the required revocation period has not fully expired during the allowed time period, Employee shall not be entitled to any portion of the Severance Payment.  As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven days after Employee’s termination date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in

Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(vi)                              For the avoidance of doubt, the termination of Employee’s employment upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by the Company pursuant to Section 4 shall not give rise to a right to the Severance Payment.

(g)                                  After-Acquired Evidence.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has materially failed to abide by Employee’s continuing obligations under Sections 9, 10 or 11 and, if such failure is capable of cure, has failed to remedy such failure within five calendar days after written notice to Employee of the alleged failure; or (ii) a Cause condition existed prior to Employee’s termination date that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant to Section 7(a), the Company shall have the right to cease the payment of any future installments of the Severance Payment and Employee shall be obliged to promptly return to the Company all installments of the Severance Payment received by Employee; provided, that if Employee is successful in the arbitration of such determination, the Company shall pay to Employee all amounts repaid by Employee and any Severance Payments that should have been paid to Employee under Section 7(f)(i) shall be paid immediately following such determination (and if there remains any period following such appeal in which amounts are owed, the payment of such amounts shall resume).

8.                                      Conflicts of Interest.  Employee agrees that Employee shall promptly disclose to the Board any actual or potential conflict of interest involving Employee upon Employee becoming aware of such conflict or potential conflict.  For purposes of this requirement, a conflict of interest shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

9.                                      Confidentiality.  Employee acknowledges and agrees that, in the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and have access to, Confidential Information (as defined below) of the Company Group and of third parties who have supplied such information to the Company Group, as applicable.  In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, Employee agrees to comply with this Section 9.

(a)                                 Employee covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group.  Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10 below.  Employee shall use reasonable efforts to follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This covenant shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.

(b)                                 Notwithstanding Section 9(a), Employee may make the following disclosures and uses of Confidential Information:

(i)                                     disclosures to other employees of the Company Group who have a need to know the information in connection with the business of the Company Group;

(ii)                                  disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)                               disclosures and uses that are approved in writing by the Board;

(iv)                              disclosures to a person or entity that has (x) been retained by the Company Group to provide services to the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement; or

(v)                                 disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall, to the extent legally permissible and practicable:

(A)                               provide the Board with prompt notice of such requirements so that the Board may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section;

(B)                               consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(C)                               cooperate with the Board (at the Company’s cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Employee agrees (1) to furnish only that portion of the Confidential Information that is required to be furnished, as advised by written opinion of counsel to Employee, if any, and (2) to exercise (at the Company’s cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)                                  Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including all electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Employee’s possession, custody and control and shall not retain any such document or other materials.  Within 10 days of any such request, Employee shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(d)                                 All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition or other prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.  For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group, provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

10.                               Non-Competition; Non-Solicitation.

(a)                                 The Company shall provide Employee access to the Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement, Employee has voluntarily agreed to the covenants set forth in this Section 10.  Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b)                                 Except as otherwise permitted pursuant to Section 10(g), Employee agrees that, during the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:

(i)                                     engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which such prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an employee or consultant of, or loaning money to or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in competition, or anticipated competition, in the Market Area, with any member of the Company Group;

(ii)                                  appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;

(iii)                               solicit, canvass, approach, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(iv)                              solicit, canvass, approach, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement therewith.

(c)                                  Employee agrees that the covenants of Section 10(b) shall be enforceable during the Employment Period and for a period of six months following the termination of the Employment Period (the “Prohibited Period”), regardless of the reason for such termination.

(d)                                 Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company Group for which it would have no other adequate remedy, Employee agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.

(e)                                  The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(f)                                   For purposes of this Section 10, the following terms shall have the following meanings:

(i)                                     “Business” shall mean the oil and gas midstream business, including the natural gas, natural gas liquids, oil, intermediates and refined products, marketing, storage, gathering and/or transportation businesses (including developing, acquiring, owning, operating or maintaining storage facilities, terminals, pipelines, gathering assets, treatment facilities, processing facilities, blending or emulsification facilities, handling facilities or any other midstream facilities or assets) and any other businesses or operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides material services during the Employment Period and.

(ii)                                  “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)                               “Market Area” shall mean Alberta, Canada, the Marcellus Shale region of the United States and any other location within 75 miles of any location where, during the Employment Period, any member of the Company Group conducts the Business, or has material plans to conduct the Business of which Employee is aware.

(g)                                  Notwithstanding anything else in this Section 10 or in Section 2, Employee shall not be prohibited from pursuing or engaging in (i) any Business Opportunity that is first identified to Employee (A) solely in Employee’s capacity as an employee, officer or director of any member of the Company Group or (B) solely as a result of disclosure of information by or on behalf of any member of the Company Group to Employee, in each case, if Employee does so with the consent of, and in conjunction with, Niska Holdings L.P. or any other affiliate of Riverstone Holdings LLC or any investment fund managed or advised by Riverstone Holdings LLC or any of its affiliates (collectively, the “Parent Group”) after Employee presents such Business Opportunity in writing to the Company and the Board provides Employee with written notice of the Company’s intent not to pursue such Business Opportunity or (ii) any other Business Opportunity, transaction, or commercial, investment or business opportunity not referred to in subclause (A) or (B) above, if Employee does so with the consent of, and in conjunction with, any member of the Parent Group.

11.                               Ownership of Intellectual Property.  Employee agrees that the Company shall own, and Employee agrees to assign and does hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the Employment Period which either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee will promptly disclose all Company Intellectual Property to the Company.  All of Employee’s works of authorship and associated copyrights created during the Employment Period and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  Employee agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.                               Arbitration.

(a)                                 Subject to Section 12(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in New York, New York before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The Arbitrator shall expeditiously (and, if practicable, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.  The parties shall each bear their respective costs and expenses, including attorneys’ fees, incurred in connection with the arbitration provided, however, that Employee and the Company shall each pay one-half the cost of the arbitrator and any fees to the AAA.

(b)                                 Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c)                                  By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)                                 Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

13.                               Defense of Claims.  Employee agrees that, during the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.  The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or reasonably incurred, to comply with Employee’s obligations under this Section 13, provided that Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

14.                               Withholdings; Deductions.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

15.                               Golden Parachute Tax Provisions.  In the event that the Company or any member of the Company Group or any affiliate thereof undergoes a change in control, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code) and payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any member of the Company Group or any affiliate thereof, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the following provisions shall apply:

(a)                                 Notwithstanding any provision of this Agreement to the contrary, the payments and benefits provided for in this Agreement shall be either (x) reduced (but not below zero) so that the present value of such total payments and benefits received by Employee from the Company and the other members of the Company Group will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such payments and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (y) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made first by reducing payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith and in accordance with Section 409A.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or any member of the Company Group or any affiliate thereof) used in determining whether a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 13(a) shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

(b)                                 In the event that any payments or benefits (whether payable pursuant to this Agreement or otherwise) to Employee could be exempt from Section 280G of the Code if the shareholder approval requirements under Section 280G(b)(5) of the Code and the Treasury regulations thereunder were met, Employee agrees to submit to a shareholder vote any such payments or benefits in accordance with the requirements of Section 280G of the Code and the Treasury regulations thereunder, including undertaking any waivers required for such vote, such that no payments or benefits, or any portion thereof, shall fail to be tax-deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code, and the Company or the applicable member of the Company Group or affiliate thereof agrees to use reasonable best efforts to seek to obtain such shareholder approval.  The actions of the Company or the applicable member of the Company Group or affiliate thereof pursuant to this provision are not intended to bind, nor shall be construed as binding, the shareholders of the Company or any member of the Company Group or any affiliate thereof.

16.                               Indemnification and Insurance.  During the Employment Period, (a) Employee shall be entitled to indemnification in accordance with Section 7.9 of the Second Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC dated as of April 2, 2013, as in effect on the Effective Date; and (b) the Company shall cause Employee to be the beneficiary of a directors’ and officers’ or similar insurance policy, which policy shall apply to Employee on the same terms as other, similarly situated directors or officers.  The Company will exert its commercially reasonable best efforts to cause such insurance policy or policies referenced in the previous sentence to provide a “tail” for the six-year period following the end of the Employment Period, which tail shall provide continued coverage for Employee’s acts or omissions during the Employment Period, subject to the terms of such policy(ies).

17.                               Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

18.                               Applicable Law; Submission to Jurisdiction.  This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in New York, New York.

19.                               Entire Agreement and Amendment.  This Agreement (and all applicable ancillary documents referenced therein) contain the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both parties hereto.

20.                               Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

21.                               Assignment.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

22.                               Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission the number, if applicable, set forth below, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

If to the Company, addressed to:

Niska Gas Storage Partners LLC
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Facsimile: 1.866.452.8832

With a copy to (which shall not

itself constitute notice):

Riverstone Holdings LLC

Attention: General Counsel

712 Fifth Avenue, 36th Floor

New York, New York 10019

Facsimile: 1.888.801.9301

If to Employee, addressed to:

Robert B. Wallace

409 Lake Valley Drive

Franklin, TN 37069

23.                               Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

24.                               Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute: (a) an automatic resignation of Employee as an officer of the Company and each member of the Company Group, as applicable, (b) an automatic resignation of Employee from the Board, as applicable; (c) if applicable, an automatic resignation of Employee from the board of directors (or similar governing body) of any member of the Company Group and from the board of directors (or similar governing body) of any corporation, limited liability entity or other entity in which the Company or any member of the Company Group holds an equity interest and with respect to which board (or similar governing body) Employee serves as the Company’s or such member of the Company Group’s designee or other representative.

25.                               Section 409A.  Notwithstanding any provision to the contrary, all provisions of this Agreement are intended to be construed and interpreted to comply with Section 409A, to the extent applicable.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations there under.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  In no event may Employee, directly or indirectly, designate the calendar year of a payment.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of this Agreement not being in compliance with Section 409A.

26.                               Effect of Termination.  The provisions of Sections 7, 9-14, 16 and 24 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27.                               Third-Party Beneficiaries.  Each member of the Company Group shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10 and 11 and shall be entitled to enforce such obligations as if a party hereto.

28.                               Severability.  Subject to Section 10(e), if an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EMPLOYEE

/s/ Robert B. Wallace
Robert B. Wallace

COMPANY

NISKA GAS STORAGE PARTNERS LLC

By:	/s/ Jason A. Dubchak
	Name:	Jason A. Dubchak
	Title:	Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

(ROBERT B. WALLACE)

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of May 7, 2014, by and among Robert B. Wallace (“Employee”) and Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

1.                                      For good and valuable consideration, including the Company’s provision of certain severance payments to Employee in accordance with Section 7(f) of the Employment Agreement, Employee hereby releases, discharges and forever acquits each member of the Company Group and their respective Affiliates (each as defined in the Employment Agreement) and subsidiaries and the past, present and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities, as well as all employee benefit plans maintained by any member of the Company Group or any of their respective Affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, subject to the limitations in Paragraph 2 of this Agreement, any and all claims, damages, or causes of action related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date of this Agreement including, without limitation, (i) any alleged violation through the date of this Agreement of:  (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993; (K) any federal, state or local anti-discrimination or anti-retaliation law; (L) any federal, state or local wage and hour law; (M) any other local, state or federal law, regulation or ordinance; and (N) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement or below; and (iv) any claim for severance benefits of any kind not expressly set forth in Section 7(f) of the Employment Agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date Employee executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party, (c) any claims for contractual severance payments under Section 7(f) of the Employment Agreement, (d) Employee’s rights to indemnification and insurance coverage under Section 16 of the Employment Agreement, (e) Employee’s right to indemnification to the fullest extent provided under applicable law or the Second Amended and Restated Operating Agreement of Niska Gas

EXHIBIT A-1

Storage Partners LLC dated as of April 2, 2013, as amended, restated and otherwise supplemented from time to time, in each case to the extent that such indemnification right relates to a claim made prior to the date that Employee executes this Agreement, but is not finally resolved as of the date of this Agreement, or a claim that is made on or after the date that Employee executes this Agreement, or (f) any claims to rights in any equity held by Employee as of the time that Employee executes this Agreement, including any Class D Units in Niska Holdings L.P.  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Further, notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; provided, however, that Employee understands and agrees that Employee is waiving the right to recover monetary damages or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2.                                      The Company agrees that nothing in this Agreement prevents or prohibits Employee from making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process.  The Company acknowledges that the EEOC and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies.  Employee retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Employee or in response to the government and such right is not limited by any non-disparagement claims.  The Company agrees that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law.  For this reason, Employee’s right to communicate with the EEOC is a right that is protected by federal law and this Agreement does not prohibit or interfere with those rights.

3.                                      Employee agrees, subject to the limitations in Paragraph 2 of this Agreement, not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Employee represents and warrants that Employee has not filed any claims, complaints, charges or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the

EXHIBIT A-2

date hereof.  Employee further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

4.                                      By executing and delivering this Agreement, Employee expressly acknowledges that:

(a)                                 Employee has carefully read this Agreement;

(b)                                 Employee has had at least [21] [45] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45-day period applies: , and Employee acknowledges that attached to this Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (ii) a list of the ages of those employees not selected for termination (or participation in such program); and (iii) information about the unit affected by the employment termination program of which Employee’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(c)                                  Employee has been and hereby is advised in writing to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Agreement;

(d)                                 Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Agreement; and

(e)                                  With the exception of any sums that Employee may be owed pursuant to Section 7(f) of the Employment Agreement, Employee has been paid all wages and other compensation to which Employee is entitled under the Employment Agreement and received all leaves (paid and unpaid) to which Employee was entitled during the Employment Period (as defined in the Employment Agreement).

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Board of Directors of the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by the Board of Directors of the Company before 11:59 p.m., Eastern time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

EXHIBIT A-3

Executed on this                        day of                           ,               .

Robert B. Wallace

EXHIBIT A-4

EXHIBIT B

CURRENT BOARD POSITIONS

None.

EXHIBIT B-1